The J. M. Smucker Company Announces Fiscal 2015 Fourth Quarter and Full Year Results

-- 2015 full year results in line with most recent guidance

-- One-time financing costs associated with the Big Heart Pet Brands acquisition resulted in 2015 Q4 net loss

-- 2016 net sales and earnings outlook provided

ORRVILLE, Ohio, June 4, 2015 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and year ended April 30, 2015.

"Our 2015 adjusted earnings per share of $5.38, excluding the Big Heart Pet Brands acquisition and financing impacts, were in line with expectations," said Richard Smucker, Chief Executive Officer. "While these results were significantly impacted by the challenges in our U.S. Retail Coffee segment, we are optimistic about our current initiatives and confident in the long-term prospects of our coffee business. During the quarter, we completed the largest acquisition in our Company's history, adding some of America's best known pet brands to the Smucker portfolio. As we collaborate with the Big Heart team and integrate the pet food business, we are even more confident in our combined strengths and the opportunities for future growth."

"We enter the new fiscal year as a larger, stronger, and more diversified company, and are excited about the opportunities that lie ahead," added Vince Byrd, Vice Chairman. "In 2016, we will build on our innovation success with the introduction of a number of new products, highlighted by our recent launch of Dunkin' Donuts® K-Cup® pods. The major supply chain optimization and capacity expansion projects of the past few years are now essentially complete, further supporting our innovation efforts and future growth. Our teams are now focused on accomplishing a seamless integration of the pet food business, realizing $200 million in annual synergies by the end of 2018, and delivering on cash flow targets in support of our deleveraging objectives. For 2016, we expect earnings per share in the range of $5.65 to $5.80, which includes the realization of $25 million of synergies."

Executive Summary
The Company's fiscal 2015 results were significantly impacted by the Big Heart Pet Brands ("Big Heart") acquisition and related purchase accounting and financing activities during its fourth quarter. Including these items, the Company's reported results were as follows:

	Three Months Ended April 30,			Year Ended April 30,
	2015	2014	% Increase (Decrease)	2015	2014	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,447.1	$ 1,234.3	17%	$ 5,692.7	$ 5,610.6	1%
Operating income	$ 70.5	$ 191.4	(63%)	$ 772.0	$ 919.0	(16%)
% of net sales	4.9%	15.5%		13.6%	16.4%
Net (loss) income:
Net (loss) income	$ (90.3)	$ 118.5	(176%)	$ 344.9	$ 565.2	(39%)
Net (loss) income per common share - assuming dilution	$ (0.82)	$ 1.16	(171%)	$ 3.33	$ 5.42	(39%)

Operating income excluding certain items affecting comparability	$ 139.0	$ 201.7	(31%)	$ 859.3	$ 948.7	(9%)
% of net sales	9.6%	16.3%		15.1%	16.9%
(Loss) income excluding certain items affecting comparability:
(Loss) income	$ (45.3)	$ 125.2	(136%)	$ 402.5	$ 584.9	(31%)
(Loss) income per common share - assuming dilution	$ (0.41)	$ 1.22	(134%)	$ 3.88	$ 5.61	(31%)

Results for the periods ended April 30, 2015 and 2014, include the operations of: (1) Big Heart since the completion of the acquisition on March 23, 2015; (2) Sahale Snacks, Inc. ("Sahale") since the completion of the acquisition on September 2, 2014; (3) Enray Inc. ("Enray") since the completion of the acquisition on August 20, 2013; and (4) the impact of the Company's licensing and distribution agreement with Cumberland Packing Corp. ("Cumberland"), which commenced on July 1, 2013.

Significant acquisition impacts and financing costs in the quarter included:

  Other debt costs of $173.3 million, primarily related to the early redemption of the Company's senior private placement notes;
  Big Heart operations for the six weeks since the close of the transaction, including net sales of $244.5 million and an operating loss of $26.0 million, reflecting the unfavorable impact of a $47.0 million fair value purchase accounting adjustment to acquired inventory sold during the quarter ("inventory purchase accounting adjustment") and incremental promotional spending and marketing expense to support new product introductions and certain other initiatives;
  Net incremental interest expense related to the new debt structure; and
  The issuance of 17.9 million of the Company's common shares and related impact on the calculation of weighted-average shares outstanding.

Results in the above table also reflect:

  Net sales declines in the fourth quarter of 2015, compared to 2014, in the U.S. Retail Consumer Foods segment driven by lower net price realization and volume and in the U.S. Retail Coffee segment driven by volume; and
  Operating income excluding the impact of restructuring and merger and integration costs and unallocated derivative gains and losses ("certain items affecting comparability") was unfavorably impacted in the fourth quarter of 2015 by the results of the U.S. Retail Coffee segment and an increase in general and administrative expenses, compared to 2014.

Adjusted Results
For purposes of evaluating the Company's reported results against its most recent guidance, adjusted income per diluted share would have been $0.98 and $5.38 for the fourth quarter and full fiscal year of 2015, respectively, compared to $1.22 and $5.61 in the comparable 2014 periods. These amounts exclude the impacts of the Big Heart acquisition and related purchase accounting and financing items and certain items affecting comparability in both years, as reconciled below:

	Three Months Ended April 30,		Year Ended April 30,
	2015	2014	2015	2014

(Loss) income per common share excluding certain items affecting comparability - assuming dilution	$ (0.41)	$ 1.22	$ 3.88	$ 5.61

Impact of adjusted effective income tax rate(A)	0.04		0.05

Adjust for impact of Big Heart transaction and results, net of adjusted effective income tax rate:(B)
Big Heart operating loss	0.17		0.17
Other debt costs	1.14		1.14
Incremental interest expense	0.07		0.07
Incremental shares issued(C)	(0.04)		0.07

Adjusted income per common share before Big Heart and excluding certain items affecting comparability - assuming dilution	$ 0.98	$ 1.22	$ 5.38	$ 5.61

Amounts may not add due to rounding.
(A)Adjust actual quarter and fiscal year results to reflect an estimated effective tax rate of 33.3% for the full year before Big Heart transaction and results.
(B)Impact of Big Heart transaction and results are net of tax using an estimated effective tax rate 33.3% for the full year.
(C)Adjust to 101.8 million weighted average common shares outstanding for the quarter and fiscal year.

Net Sales

	Three Months Ended April 30,				Year Ended April 30,
	2015	2014	Increase (Decrease)%		2015	2014	Increase (Decrease)%
	(Dollars in millions)

Net sales	$ 1,447.1	$ 1,234.3	$ 212.8	17%	$ 5,692.7	$ 5,610.6	$ 82.1	1%
Adjust for certain noncomparable items:
Acquisitions	(254.5)	-	(254.5)	(21%)	(295.0)	-	(295.0)	(5%)
Distribution agreement	-	-	-	-	(6.1)	-	(6.1)	(0%)
Foreign currency exchange	12.9	-	12.9	1%	35.0	-	35.0	1%
Net sales adjusted for certain noncomparable items(A)	$ 1,205.5	$ 1,234.3	$ (28.8)	(2%)	$ 5,426.6	$ 5,610.6	$ (184.0)	(3%)

Amounts may not add due to rounding.

(A) Net sales adjusted for certain noncomparable items is a non-GAAP measure used in evaluating performance internally. This measure provides useful information to investors because it enables comparison of results on a year-over-year basis. Net sales adjusted for certain noncomparable items in the table above excludes the impact of the Big Heart and Sahale acquisitions, the incremental impact of the Enray acquisition and the Cumberland distribution agreement, and foreign currency exchange.

Net sales increased 17 percent in the fourth quarter of 2015, compared to the fourth quarter of 2014, due to the addition of Big Heart. The acquired Big Heart business contributed $244.5 million and the Sahale business contributed $10.0 million to net sales in the fourth quarter of 2015.

Net sales adjusted for certain noncomparable items, as shown in the table above, decreased 2 percent in the fourth quarter of 2015, compared to 2014. Volume declined in Folgers® coffee, Crisco® shortening and oils, Pillsbury® baking mixes and frostings, and Jif® peanut butter. Net price realization was 2 percentage points higher in the fourth quarter of 2015, compared to the fourth quarter of 2014, as coffee list price increases were partially offset by lower net pricing for peanut butter. Sales mix was favorable during the same period and contributed 1 percentage point to net sales.

Margins

	Three Months Ended April 30,		Year Ended April 30,
	2015	2014	2015	2014
	(% of net sales)

Gross profit	29.8%	35.7%	34.6%	36.2%
Selling, distribution, and administrative expenses:
Marketing	5.3%	4.2%	5.0%	5.2%
Selling	3.8%	3.8%	3.7%	3.6%
Distribution	3.2%	3.1%	2.9%	2.8%
General and administrative	7.6%	6.6%	6.6%	6.0%
Total selling, distribution, and administrative expenses	19.9%	17.7%	18.1%	17.6%
Amortization	2.5%	2.0%	1.9%	1.8%
Other special project costs	2.7%	0.5%	1.0%	0.5%
Other operating (income) expense - net	(0.2%)	0.0%	(0.0%)	(0.0%)
Operating income	4.9%	15.5%	13.6%	16.4%

Amounts may not add due to rounding.

Gross profit decreased $9.7 million in the fourth quarter of 2015, compared to 2014. Big Heart contributed $46.1 million to gross profit which included the $47.0 million inventory purchase accounting adjustment, which increased the cost of products sold during the quarter. The change in unallocated derivative gains and losses, volume, and commodity costs relative to net price realization each contributed unfavorably to gross profit on a relatively equal basis.

Excluding certain items affecting comparability, gross profit increased $15.0 million and decreased as a percent of net sales from 36.0 percent in the fourth quarter of 2014 to 31.8 percent in the fourth quarter of 2015 due principally to the inventory purchase accounting adjustment.

Overall commodity costs were higher attributed to green coffee, which more than offset lower peanut and oil costs. Net price realization was also higher but did not offset the impact of the higher costs. Most significantly, net coffee pricing did not offset higher green coffee costs, while lower net pricing on peanut butter exceeded the benefit of lower peanut costs. Foreign currency exchange also reduced gross profit.

Selling, distribution, and administrative expenses ("SD&A") increased $70.2 million, or 32 percent, in the fourth quarter of 2015, compared to the fourth quarter of 2014, primarily due to the impact of Big Heart. Excluding the impact of Big Heart, SD&A increased in the fourth quarter of 2015, compared to 2014, reflecting a 15 percent increase in general and administrative expenses, primarily related to employee compensation and benefit costs. This was partially offset by a 5 percent decrease in both marketing and selling expenses and a 3 percent decrease in distribution expenses. Amortization increased $10.8 million due to expense associated with the acquired Big Heart intangible assets.

Operating income decreased $120.9 million, or 63 percent, in the fourth quarter of 2015, compared to 2014, reflecting an unfavorable impact of a $33.5 million increase in other special project costs. Excluding certain items affecting comparability in both periods, operating income decreased $62.7 million, or 31 percent.

Interest Expense, Other Debt Costs, and Income Taxes
On March 20, 2015, the Company completed an aggregate offering of $3.65 billion in senior unsecured notes. The notes were issued in six tranches with interest rates and maturities ranging from 1.75 percent for notes due in 2018 to 4.375 percent for notes due in 2045. In addition, on March 23, 2015, the Company borrowed $1.75 billion under its Term Loan Credit Agreement. As a result, net interest expense increased $12.8 million in the fourth quarter of 2015, compared to 2014, reflecting the impact of the additional debt.

The Company used the proceeds from both borrowings to fund the cash consideration portion of the Big Heart acquisition, to refinance the Company's senior private placement notes and the indebtedness of Big Heart, and to pay fees and expenses related to the transaction. The Company incurred $173.3 million of other debt costs, which consisted of make-whole payments to holders of its senior private placement notes required upon prepayment of the notes, fees to secure bridge financing that was not utilized, and the write-off of unamortized debt costs.

Income taxes were a benefit of $39.5 million on the loss before income taxes in the fourth quarter of 2015, compared to expense of $65.2 million on the income before taxes in 2014. The fourth quarter of 2015 effective tax rate on the loss was 30.4 percent, compared to 35.5 percent in the fourth quarter of 2014. The income tax benefit in the fourth quarter of 2015 reflects the tax effects of Big Heart, which drove the 2015 full year effective tax rate to 34.1 percent from 33.3 percent through the first nine months of 2015, compared to the full year rate of 33.5 percent in 2014.

Segment Performance

	Three Months Ended April 30,			Year Ended April 30,
	2015	2014	% Increase (Decrease)	2015	2014	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 468.6	$ 473.5	(1%)	$ 2,076.1	$ 2,161.7	(4%)
U.S. Retail Consumer Foods	$ 427.5	$ 465.8	(8%)	$ 2,104.8	$ 2,172.6	(3%)
U.S. Retail Pet Foods	$ 239.1	$ -	n/m	$ 239.1	$ -	n/m
International, Foodservice, and Natural Foods	$ 311.9	$ 295.0	6%	$ 1,272.7	$ 1,276.3	(0%)

Segment profit (loss):
U.S. Retail Coffee	$ 109.9	$ 135.5	(19%)	$ 549.2	$ 639.8	(14%)
U.S. Retail Consumer Foods	$ 87.3	$ 91.8	(5%)	$ 432.9	$ 393.0	10%
U.S. Retail Pet Foods(A)	$ (15.3)	$ -	n/m	$ (15.3)	$ -	n/m
International, Foodservice, and Natural Foods	$ 38.1	$ 34.7	10%	$ 166.7	$ 167.8	(1%)

Segment profit (loss) margin:
U.S. Retail Coffee	23.4%	28.6%		26.5%	29.6%
U.S. Retail Consumer Foods	20.4%	19.7%		20.6%	18.1%
U.S. Retail Pet Foods(A)	(6.4%)	-		(6.4%)	-
International, Foodservice, and Natural Foods	12.2%	11.8%		13.1%	13.1%

(A) 2015 results reflect the impact of the inventory purchase accounting adjustment.

With the acquisition of Big Heart, the Company added the U.S. Retail Pet Foods segment representing the sale of pet food and pet snacks to retail customers in the U.S. Pet food and pet snack sales to other than domestic retail customers are included in the International, Foodservice, and Natural Foods segment.

U.S. Retail Coffee
The U.S. Retail Coffee segment net sales decreased 1 percent in the fourth quarter of 2015, compared to the fourth quarter of 2014. The impact of lower volume was mostly offset by higher net price realization, reflecting list price increases taken during fiscal 2015, and favorable sales mix. Segment volume decreased 15 percent in the fourth quarter of 2015, compared to the fourth quarter of 2014, primarily driven by the Folgers® brand. The Folgers® brand volume decline was attributed to consumer response to higher promoted price points on shelf for its roast and ground coffee offerings, competitive activity, and reduced promotional effectiveness. The Dunkin' Donuts® packaged coffee volume declined 18 percent in the quarter as it was also impacted by similar factors. The Café Bustelo® brand volume increased 2 percent and net sales increased 20 percent driven by the brand's K-Cup® pods. Overall segment volume and net sales of Keurig® pods increased 3 percent and 7 percent, respectively, in the fourth quarter of 2015, compared to the fourth quarter of 2014.

The U.S. Retail Coffee segment profit decreased $25.6 million, or 19 percent, in the fourth quarter of 2015, compared to the fourth quarter of 2014, driven by lower sales volume. The impact of higher green coffee costs also contributed to the decrease and were not fully offset by higher net prices, primarily for Dunkin' Donuts® packaged coffee and the Company's K-Cup® pods. Mix and a decrease in marketing expense contributed favorably to segment profit in the fourth quarter of 2015, compared to 2014.

U.S. Retail Consumer Foods
The U.S. Retail Consumer Foods segment volume decreased 6 percent in the fourth quarter of 2015, compared to the fourth quarter of 2014. Segment net sales decreased 8 percent in the fourth quarter of 2015, compared to 2014, impacted by lower net price realization primarily for the Jif®, Pillsbury®, and Smucker's® brands. The Sahale business contributed $8.1 million to segment net sales in the fourth quarter of 2015.

Jif® brand volume decreased 6 percent and net sales decreased 18 percent, in the fourth quarter of 2015, compared to the fourth quarter of 2014, due to a 7 percent list price decrease on the majority of peanut butter items in November 2014 and promotional spending recognized in the quarter. Smucker's® Uncrustables® frozen sandwiches volume increased 21 percent and net sales increased 14 percent. Volume of Smucker's® fruit spreads decreased 1 percent, while net sales decreased 8 percent. Crisco® brand volume and net sales both decreased 11 percent. Volume for the Pillsbury® brand decreased 8 percent and net sales decreased 18 percent, primarily driven by promotional spending on baking mixes recognized in the quarter.

As expected, the U.S. Retail Consumer Foods segment profit decreased $4.5 million, or 5 percent, in the fourth quarter of 2015, compared to the fourth quarter of 2014, reflecting the decrease in volume and an increase in marketing expense. Overall lower commodity costs, primarily for peanuts and oils, and other cost benefits were offset by lower net price realization.

U.S. Retail Pet Foods
The U.S. Retail Pet Foods segment had net sales of $239.1 million and a segment loss of $15.3 million for the fourth quarter of 2015, representing six weeks of operations since the close of the acquisition. The reported fourth quarter segment loss included the one-time unfavorable impact of the inventory purchase accounting adjustment, which increased the cost of products sold during the quarter, and incremental promotional spending and marketing expense to support new product introductions and certain other initiatives.

International, Foodservice, and Natural Foods
Net sales in the International, Foodservice, and Natural Foods segment increased 6 percent in the fourth quarter of 2015, compared to 2014. Excluding Big Heart net sales of $5.4 million, Sahale net sales of $1.9 million, and the impact of foreign currency exchange, segment net sales increased 8 percent while volume was flat. Net price realization was higher and overall sales mix was favorable.

Segment profit increased $3.4 million, or 10 percent, in the fourth quarter of 2015, compared to 2014. Segment profit in the prior year was reduced by a trade spending accrual adjustment. In 2015, higher costs were realized in Canada and were attributed to sourcing certain products from the U.S., reflecting the impact of a significantly weaker Canadian dollar compared to a year ago, and an increase in green coffee costs. The impacts of Big Heart and Sahale were not significant to segment profit in the fourth quarter of 2015.

Cash Flow
Cash provided by operating activities decreased $45.3 million during the fourth quarter of 2015, compared to the fourth quarter of 2014. For the fiscal year, cash provided by operating activities was $733.2 million in 2015, a decrease of $122.8 million compared to $856.0 million in 2014. Free cash flow decreased $91.0 million during 2015, compared to 2014, reflecting the impact of the decrease in cash provided by operating activities partially offset by a decrease in capital expenditures during 2015.

Outlook
For fiscal 2016, the Company expects net sales to approximate $8.0 billion, an increase of 40 percent compared to 2015, reflecting a full year contribution from Big Heart of approximately $2.4 billion. Net sales are expected to increase approximately 3 percent on the remainder of the Company's businesses.

Income per diluted share excluding certain items affecting comparability is expected to range from $5.65 to $5.80 in 2016, and excludes special project costs of $0.59 per diluted share. Included in the 2016 guidance range is $25 million of synergies related to the Big Heart acquisition. The Company remains on track to deliver annual synergies of $200 million by the end of 2018. As the amount of unallocated derivative gains and losses varies depending on market conditions and levels of derivative transactions with respect to a particular fiscal year, it is not determinable on a forward-looking basis and no guidance has been provided.

Included in the Company's income per diluted share guidance range is approximately $210.0 million or $1.15 per diluted share of intangible asset amortization which includes a preliminary estimate of amortization associated with the Big Heart intangible assets. Income per diluted share excluding certain items affecting comparability and amortization is expected to range from $6.80 to $6.95 in 2016, an increase of approximately 15 percent from the comparable measure in 2015. The Company believes excluding the noncash impact of amortization from income per diluted share provides investors an additional metric to evaluate performance and the ability to generate cash necessary to achieve its deleveraging objectives.

The following table provides a reconciliation of the Company's income per diluted share excluding certain items affecting comparability and income per diluted share excluding certain items affecting comparability and amortization using the midpoint of its 2016 range provided above.

	Year Ended April 30, 2016
	Company Guidance	Adjusted for Amortization

Reconciliation to net income per common share - assuming dilution:
Net income per common share - assuming dilution	$ 5.14	$ 5.14
Special project costs	0.59	0.59
Income per common share excluding certain items affecting comparability - assuming dilution	$ 5.73	$ 5.73
Amortization		1.15
Income per common share excluding certain items affecting comparability and amortization - assuming dilution		$ 6.88

Based on the midpoint of the Company's income per diluted share guidance range, it expects free cash flow to approximate $850 million in 2016. Free cash flow will primarily be used to fund quarterly cash dividends and debt repayment as the Company focuses on deleveraging over time.

Year Ended April 30,
2016
(Dollars in millions)
Reconciliation to cash provided by operating activities:
Net cash provided by operating activities	$ 1,050
Additions to property, plant, and equipment	(200)
Free cash flow	$ 850

Conference Call
The Company will conduct an earnings conference call and webcast today, Thursday, June 4, 2015, at 8:30 a.m. Eastern Time. The webcast can be accessed from the Company's website at jmsmucker.com/investor-relations. A replay of the webcast will be available at jmsmucker.com/investor-relations following the call. An audio replay will also be available following the call until Thursday, June 11, 2015, and can be accessed by dialing 888-203-1112 or 719-457-0820, with an access code of 7356076.

Non-GAAP Measures
The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of the Big Heart and Sahale acquisitions, the incremental impact of the Enray acquisition and the Cumberland distribution agreement, and foreign currency exchange; gross profit, operating income, income, and income per diluted share, excluding certain items affecting comparability; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Certain items affecting comparability can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects ("special project costs") that are each nonrecurring in nature as well as gains and losses on commodity and foreign exchange derivatives ("unallocated derivative gains and losses") until the related inventory is sold. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables.

About The J. M. Smucker Company
For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America with annual net sales of approximately $8 billion. In consumer foods and beverages, its brands include Smucker's®, Folgers®, Jif®, Dunkin' Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks® , Robin Hood®, and Bick's®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles 'n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC and Dunkin' Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. Keurig® and K-Cup® are trademarks of Keurig Green Mountain, Inc., used with permission.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner and retain key suppliers, customers, and employees;
  the ability of the Company to achieve synergies and cost savings related to the Big Heart acquisition in the amounts and within the time frames currently anticipated;
  the ability of the Company to generate sufficient cash flow to meet its deleveraging objectives within the time frames currently anticipated;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency below investment grade;
  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, sugar, poultry meal, and soybean meal, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the availability of reliable transportation, which may be affected by the cost of fuel, regulations affecting the industry, labor shortages, service failures by third-party service providers, accidents, or natural disasters, on acceptable terms;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost, including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents, extreme weather, and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cup® pods, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2015	2014	% Increase (Decrease)	2015	2014	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,447.1	$ 1,234.3	17%	$ 5,692.7	$ 5,610.6	1%
Cost of products sold	1,016.5	794.0	28%	3,724.0	3,579.6	4%
Gross Profit	430.6	440.3	(2%)	1,968.7	2,031.0	(3%)
Gross margin	29.8%	35.7%		34.6%	36.2%

Selling, distribution, and administrative expenses	288.2	218.0	32%	1,031.3	988.8	4%
Amortization	35.6	24.8	43%	110.9	98.9	12%
Other special project costs	39.3	5.8	n/m	56.6	25.6	121%
Other operating (income) expense - net	(3.0)	0.3	n/m	(2.1)	(1.3)	67%
Operating Income	70.5	191.4	(63%)	772.0	919.0	(16%)
Operating margin	4.9%	15.5%		13.6%	16.4%

Interest expense - net	(29.5)	(16.7)	77%	(79.9)	(79.4)	1%
Other debt costs	(173.3)	-	n/m	(173.3)	-	n/m
Other income - net	2.5	9.0	(72%)	4.2	10.1	(58%)
(Loss) Income Before Income Taxes	(129.8)	183.7	(171%)	523.0	849.7	(38%)
Income tax (benefit) expense	(39.5)	65.2	(161%)	178.1	284.5	(37%)
Net (Loss) Income	$ (90.3)	$ 118.5	(176%)	$ 344.9	$ 565.2	(39%)

Net (loss) income per common share	$ (0.82)	$ 1.16	(171%)	$ 3.33	$ 5.42	(39%)

Net (loss) income per common share - assuming dilution	$ (0.82)	$ 1.16	(171%)	$ 3.33	$ 5.42	(39%)

Dividends declared per common share	$ 0.64	$ 0.58	10%	$ 2.56	$ 2.32	10%

Weighted-average shares outstanding	109,568,885	102,549,685	7%	103,691,978	104,332,241	(1%)
Weighted-average shares outstanding – assuming dilution	109,577,740	102,561,353	7%	103,697,261	104,346,587	(1%)

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	April 30, 2015	April 30, 2014
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 125.6	$ 153.5
Trade receivables, less allowance for doubtful accounts	430.1	309.4
Inventories	1,163.6	931.0
Other current assets	333.0	145.2
Total Current Assets	2,052.3	1,539.1

Property, Plant, and Equipment - Net	1,678.3	1,265.6

Other Noncurrent Assets:
Goodwill	6,009.8	3,098.2
Other intangible assets - net	6,950.3	3,024.3
Other noncurrent assets	191.9	133.0
Total Other Noncurrent Assets	13,152.0	6,255.5
Total Assets	$ 16,882.6	$ 9,060.2

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 402.8	$ 289.2
Current portion of long-term debt	-	100.0
Short-term borrowings	226.0	243.2
Other current liabilities	393.8	253.4
Total Current Liabilities	1,022.6	885.8

Noncurrent Liabilities:
Long-term debt	5,944.9	1,873.1
Other noncurrent liabilities	2,828.2	1,271.7
Total Noncurrent Liabilities	8,773.1	3,144.8

Shareholders' Equity	7,086.9	5,029.6
Total Liabilities and Shareholders' Equity	$ 16,882.6	$ 9,060.2

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2015	2014	2015	2014
	(Dollars in millions)

Operating Activities
Net (loss) income	$ (90.3)	$ 118.5	$ 344.9	$ 565.2
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	43.4	40.3	157.5	157.5
Amortization	35.6	24.8	110.9	98.9
Share-based compensation expense	7.6	4.9	23.5	22.9
Loss on sale of assets - net	1.7	1.3	6.0	3.0
Gain on sale of marketable securities	-	(3.7)	-	(3.7)
Other noncash adjustments	(11.4)	(0.1)	(12.0)	(0.2)
Make-whole payments	163.3	-	163.3	-
Defined benefit pension contributions	(11.4)	(3.1)	(15.7)	(9.4)
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	87.1	56.5	21.8	6.1
Inventories	41.8	(64.9)	25.3	15.4
Accounts payable and accrued items	(36.3)	85.5	(165.7)	12.4
Proceeds from settlement of interest rate swaps - net	-	-	53.5	-
Income and other taxes	(37.0)	8.6	(28.8)	(9.5)
Other - net	27.5	(1.7)	48.7	(2.6)
Net Cash Provided by Operating Activities	221.6	266.9	733.2	856.0

Investing Activities
Businesses acquired, net of cash acquired	(1,240.0)	-	(1,320.5)	(101.8)
Additions to property, plant, and equipment	(85.6)	(130.6)	(247.7)	(279.5)
Sales and maturities of marketable securities	-	10.0	-	10.0
Proceeds from disposal of property, plant, and equipment	1.0	8.9	2.6	10.7
Other - net	(18.1)	(1.4)	(30.1)	(9.7)
Net Cash Used for Investing Activities	(1,342.7)	(113.1)	(1,595.7)	(370.3)

Financing Activities
Short-term borrowings - net	(38.0)	248.4	(22.4)	248.4
Proceeds from long-term debt	5,314.3	-	5,314.3	-
Repayments of long-term debt	(4,093.9)	(50.0)	(4,193.9)	(50.0)
Capitalized debt issuance costs	34.1	-	34.1	-
Quarterly dividends paid	(65.0)	(60.6)	(254.0)	(238.0)
Purchase of treasury shares	(9.0)	(281.5)	(24.3)	(508.5)
Proceeds from stock option exercises	-	0.1	0.8	0.5
Other - net	(0.9)	(26.7)	8.6	(27.9)
Net Cash Provided by (Used for) Financing Activities	1,141.6	(170.3)	863.2	(575.5)
Effect of exchange rate changes on cash	(6.6)	1.4	(28.6)	(13.1)
Net increase (decrease) in cash and cash equivalents	13.9	(15.1)	(27.9)	(102.9)
Cash and cash equivalents at beginning of period	111.7	168.6	153.5	256.4
Cash and Cash Equivalents at End of Period	$ 125.6	$ 153.5	$ 125.6	$ 153.5

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2015	2014	2015	2014
	(Dollars in millions, except per share data)

Reconciliation to gross profit:
Gross profit	$ 430.6	$ 440.3	$ 1,968.7	$ 2,031.0
Unallocated derivative losses (gains)	24.1	1.8	24.5	(5.3)
Cost of products sold - special project costs	5.1	2.7	6.2	9.4
Gross profit excluding certain items affecting comparability	$ 459.8	$ 444.8	$ 1,999.4	$ 2,035.1
% of net sales	31.8%	36.0%	35.1%	36.3%

Reconciliation to operating income:
Operating income	$ 70.5	$ 191.4	$ 772.0	$ 919.0
Unallocated derivative losses (gains)	24.1	1.8	24.5	(5.3)
Cost of products sold - special project costs	5.1	2.7	6.2	9.4
Other special project costs	39.3	5.8	56.6	25.6
Operating income excluding certain items affecting comparability	$ 139.0	$ 201.7	$ 859.3	$ 948.7
% of net sales	9.6%	16.3%	15.1%	16.9%

Reconciliation to net (loss) income:
Net (loss) income	$ (90.3)	$ 118.5	$ 344.9	$ 565.2
Income tax (benefit) expense	(39.5)	65.2	178.1	284.5
Unallocated derivative losses (gains)	24.1	1.8	24.5	(5.3)
Cost of products sold - special project costs	5.1	2.7	6.2	9.4
Other special project costs	39.3	5.8	56.6	25.6
(Loss) income before income taxes excluding certain items affecting comparability	$ (61.3)	$ 194.0	$ 610.3	$ 879.4
Income tax (benefit) expense, as adjusted	(16.0)	68.8	207.8	294.5
(Loss) income excluding certain items affecting comparability	$ (45.3)	$ 125.2	$ 402.5	$ 584.9

Weighted-average common shares outstanding	109,004,988	101,748,944	103,038,271	103,504,121
Weighted-average participating shares outstanding	563,897	800,741	653,707	828,120
Total weighted-average shares outstanding	109,568,885	102,549,685	103,691,978	104,332,241
Dilutive effect of stock options	8,855	11,668	5,283	14,346
Total weighted-average shares outstanding - assuming dilution	109,577,740	102,561,353	103,697,261	104,346,587
(Loss) income per common share excluding certain items affecting comparability - assuming dilution	$ (0.41)	$ 1.22	$ 3.88	$ 5.61

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2015	2014	2015	2014
	(Dollars in millions)

Reconciliation to net (loss) income:
Net (loss) income	$ (90.3)	$ 118.5	$ 344.9	$ 565.2
Income tax (benefit) expense	(39.5)	65.2	178.1	284.5
Interest expense - net	29.5	16.7	79.9	79.4
Depreciation	43.4	40.3	157.5	157.5
Amortization	35.6	24.8	110.9	98.9
Earnings before interest, taxes, depreciation, and amortization	$ (21.3)	$ 265.5	$ 871.3	$ 1,185.5
% of net sales	(1.5%)	21.5%	15.3%	21.1%

Reconciliation to cash provided by operating activities:
Net cash provided by operating activities	$ 221.6	$ 266.9	$ 733.2	$ 856.0
Additions to property, plant, and equipment	(85.6)	(130.6)	(247.7)	(279.5)
Free cash flow	$ 136.0	$ 136.3	$ 485.5	$ 576.5

The Company uses non-GAAP financial measures including: net sales adjusted for noncomparable items; gross profit, operating income, income, and income per diluted share, excluding certain items affecting comparability; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.  The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis.  Certain items affecting comparability can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects ("special project costs") that are each nonrecurring in nature as well as gains and losses on commodity and foreign currency exchange derivatives until the related inventory is sold ("unallocated derivative losses and gains").  These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity.  These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2015	2014	2015	2014
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 468.6	$ 473.5	$ 2,076.1	$ 2,161.7
U.S. Retail Consumer Foods	427.5	465.8	2,104.8	2,172.6
U.S. Retail Pet Foods	239.1	-	239.1	-
International, Foodservice, and Natural Foods	311.9	295.0	1,272.7	1,276.3
Total net sales	$ 1,447.1	$ 1,234.3	$ 5,692.7	$ 5,610.6

Segment profit (loss):
U.S. Retail Coffee	$ 109.9	$ 135.5	$ 549.2	$ 639.8
U.S. Retail Consumer Foods	87.3	91.8	432.9	393.0
U.S. Retail Pet Foods(A)	(15.3)	-	(15.3)	-
International, Foodservice, and Natural Foods	38.1	34.7	166.7	167.8
Total segment profit (loss)	$ 220.0	$ 262.0	$ 1,133.5	$ 1,200.6
Interest expense - net	(29.5)	(16.7)	(79.9)	(79.4)
Other debt costs	(173.3)	-	(173.3)	-
Unallocated derivative (losses) gains	(24.1)	(1.8)	(24.5)	5.3
Cost of products sold - special project costs	(5.1)	(2.7)	(6.2)	(9.4)
Other special project costs	(39.3)	(5.8)	(56.6)	(25.6)
Corporate administrative expenses	(81.0)	(60.3)	(274.2)	(251.9)
Other income - net	2.5	9.0	4.2	10.1
(Loss) income before income taxes	$ (129.8)	$ 183.7	$ 523.0	$ 849.7

Segment profit (loss) margin:
U.S. Retail Coffee	23.4%	28.6%	26.5%	29.6%
U.S. Retail Consumer Foods	20.4%	19.7%	20.6%	18.1%
U.S. Retail Pet Foods(A)	(6.4%)	-	(6.4%)	-
International, Foodservice, and Natural Foods	12.2%	11.8%	13.1%	13.1%

(A) 2015 results reflect the impact of the inventory purchase accounting adjustment.

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CONTACT: The J. M. Smucker Company, (330) 682-3000, Investors: Aaron Broholm, Director, Investor Relations or Media: Maribeth Burns, Vice President, Corporate Communications